Exhibit 10.5

AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amendment (this “Amendment”), made as of January 28, 2009, by and among New York & Company, Inc. (the “Company”), Lerner New York, Inc. (“Lerner”) and Richard Crystal (“Executive”).

R E C I T A L S

WHEREAS, Executive is party to that certain Second Amended and Restated Employment Agreement by and among between the Company, Lerner and Executive dated August 25, 2004, as amended as of December 20, 2006, May 4, 2007 and April 10, 2008 (the “Agreement”).

WHEREAS, the Company, Lerner and Executive wish to amend the Agreement to acknowledge certain mutually agreed upon changes to the Agreement, including, but not limited to, the removal of the evergreen term and the award of the special signing bonus described below in consideration for Executive agreeing to be bound by certain restrictive covenants contained in the Agreement after the end of the employment term.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

1.                                       Amendments.

(a)                                  Section 1 shall be amended and restated in it’s entirety as follows:

“The term of employment under this Agreement shall be for the period commencing on the date hereof and ending on February 11, 2011 (“Term”).”

(b)                                 A new Section 4(i) shall be added after Section 4(h) as follows:

“(i)                               In consideration for Executive agreeing to be bound by the covenants contained in Section 12 (originally numbered Section 11 and renumbered Section 12 by Amendment No. 1 to this Agreement), Executive shall be paid a special aggregate bonus of $2,000,000, to be paid in four semi-annual installments of $444,444.42 each, on June 1, 2009, December 1, 2009, June 1, 2010 and December 1, 2010, and a final payment of $222,222.32 on February 11, 2011 (each a “Payment Date”).  Each such payment is contingent upon Executive’s continued employment with the Company through such Payment Date.”

(c)                                  The first paragraph of Section 9 shall be amended to remove the phrase “in form and substance satisfactory to Holdings” and replacing it with the phrase “in form and substance satisfactory to Holdings and such release is executed and irrevocable within 60 days of the termination of Executive’s employment”.

(d)                                 Section 9(a) shall be amended to remove the phrase “or gives written notice not to extend the Term”.

(e)                                  Section 9(b)(i) shall be amended to remove the phrase “including by reason of Holdings’ written notice to Executive of its decision not to extend the Term, as contemplated by Section 1, and”.

(f)                                    The first paragraph of Section 9(b)(ii) shall be amended to remove the phrase “including by reason of Holdings’ written notice to Executive of its decision not to extend the Term, as contemplated in Section 1, but only if as a result thereof, the Term would expire within twenty-four (24) months following the Change of Control, and”.

(g)                                 Section 9(b)(i)(D) (as revised by Amendment No. 3 to this Agreement) shall be amended by removing the phrase “payable semi-annually in accordance with prior practice” and replacing it with the phrase “payable within 60 days of the date that is the last day of each such Bonus Period.”

(h)                                 Section 9(b)(ii)(D) shall be amended by adding to the end of the first sentence thereof the following phrase ““; provided that if the Change of Control is not also a change in control event under Code Section 409A, then Executive shall instead receive the severance benefits in Section 9(b)(i)(D) in accordance with the terms thereof and any amounts in excess thereof otherwise due under this Section 9(b)(ii)(D) shall be paid in a lump sum within ten (10) business days after his Termination Date” and by replacing the phrase “total lump sum amount” with the phrase “total amount” each time it appears in the last sentence.

(i)                                     Section 10 of the original Agreement (as renumbered to be Section 11 by Amendment No. 1 to the Agreement) shall be amended by removing the last sentence of such section and replacing it with the following sentences:

“The parties agree that any reduction of amounts that Executive receives or is entitled to receive as provided in this Section 11 shall be reduced in order beginning with the “parachute payment” with the highest Parachute Payment Ratio (as defined below).  For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first.  For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis

(but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio.  For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the intrinsic value of such “parachute payment.”

(j)                                     Section 11(b) and 11(c) of the original Agreement (as renumbered to be Section 12(b) and 12(c) by Amendment No. 1 of the Agreement) are hereby amended by replacing the phrase “after Executive ceases to be employed” with the phrase “after Executive ceases to be employed for any reason”.

(k)                                  New Section 30, entitled “Section 409A Compliance” is hereby added, with the following subsections to be contained in such section:

(a)                                  The payment of the Spring Bonus, if any, shall be paid no later than July 31 immediately following the conclusion of the Company’s second fiscal quarter and the payment of any bonus relating to a bonus period ending at the conclusion of the Company’s fiscal year (which concludes the fourth weekend of January) shall be paid no later than March 31 immediately following the conclusion of such fiscal year; provided, however, that for purposes of compliance with Code Section 409A any Bonus that may be payable pursuant to this Agreement shall under no circumstances be paid later than March 15th of the calendar year following the calendar year in which the bonus is no longer subject to a “substantial risk of forfeiture” as such phrase is defined for purposes of the short term deferral rule under Treas. Reg. 1.409A-1(b)(4) (regarding short-term deferrals).  For purposes of this section, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture as determined by the Company in its sole discretion.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                                  All expenses or other reimbursements under the Agreement that would constitute nonqualified deferred compensation subject to Code Section 409A, as determined by the Company in its sole discretion, (i) shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect Executive’s right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (iii) Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(d)                                 For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)                                  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                                    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

(g)                                 Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s or Holdings’ payroll practices (or other similar term), the payments of such base salary or other compensation shall be made in accordance with such payroll practices as in effect on the date of termination, but in no event less frequently than on a monthly basis.

2.                                       Agreement Otherwise Unchanged.  All other provisions of the Agreement shall remain in full force and effect.

3.                                       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principals thereof.

4.                                       Counterparts. This Amendment may be executed in separate counterparts (including via facsimile or electronic mail) each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

5.                                       Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date and year first written above.

NEW YORK & COMPANY, INC.

By:	/s/ Sandra Brooslin Viviano

Sandra Brooslin Viviano
Executive Vice President,
Human Resources

LERNER NEW YORK, INC.

By:	/s/ Sandra Brooslin Viviano

Sandra Brooslin Viviano
Executive Vice President,
Human Resources

/s/ Richard P. Crystal
Richard P. Crystal
Chairman and Chief Executive Officer